        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2003
                                                 REGISTRATION NO. ___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ISLAND PACIFIC, INC.
                     (formerly known as SVI Solutions, Inc.)
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                        33-0896617
          --------                                        ----------
(State or Other Jurisdiction of                  (I.R.S. Employer Identification
Incorporation or Organization                               Number)

                                      7379
                                      ----
                          (Primary Standard Industrial
                           Classification Code Number)
                         ------------------------------

                            19800 MACARTHUR BOULEVARD
                            IRVINE, CALIFORNIA 92612
                                 (949) 476-2212

   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                               ------------------

                                  HARVEY BRAUN
                             CHIEF EXECUTIVE OFFICER
                              ISLAND PACIFIC, INC.
                            19800 MACARTHUR BOULEVARD
                            IRVINE, CALIFORNIA 92612
                                 (949) 476-2212
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                              ---------------------

                                   Copies to:
                             Harry J. Proctor, Esq.
                      Solomon Ward Seidenwurm & Smith, LLP
                            401 B Street, Suite 1200
                               San Diego, CA 92101

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE

      ------------------------- -------------------- -------------------- -------------------- ---------------------
       TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
          SECURITIES TO BE         AMOUNT TO BE       OFFERING PRICE PER   AGGREGATE OFFERING         AMOUNT OF
             REGISTERED           REGISTERED (1)          SHARE (2)            PRICE (2)         REGISTRATION FEE(3)
      ------------------------- -------------------- -------------------- -------------------- ---------------------
        Common Stock, $.0001
             par value              7,177,500               N/A                  N/A                 $2,239
      ------------------------- -------------------- -------------------- -------------------- ---------------------

     (1) The registrant is hereby registering a number of shares of common stock equal to (a) 5,275,000 shares of common stock held by MicroCapital Fund, L.P., The Pinnacle Fund, L.P., Atlas Capital (Q.P.) L.P., Atlas Capital Master Fund, Ltd., Westpark Capital, L.P., Gruber & McBain International, Lagunitas Partners, L.P., Jon D. Gruber and Linda W. Gruber, J. Patterson McBaine, Bonaza Master Fund Ltd., Sandor Capital Master Fund, L.P., Southwell Partners, L.P. and Glacier Partners, L.P. all of whom have registration rights, plus (b) 902,500 shares of common stock issuable upon the conversion of warrants held by Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., Crestview Capital Fund I, L.P., Crestview Fund II, L.P., Crestview Capital Offshore Fund, Inc., and Roth Capital Partners, LLC all of whom have registration rights, plus (c) 1,000,000 shares of common stock held by or issuable to 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., 033 Growth International Fund, LTD., Midsummer Investment, Ltd., Omicron Master Trust, Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore fund, Inc. and Glacier Partners, LP, which has registration rights. This number of shares is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416, this Registration Statement also registers such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar transactions.

     (2) It is not known how many of such shares of Common Stock will be purchased under this Registration Statement or at what price such shares will be purchased.

     (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the high and low prices of our common stock on July 30, 2003 as reported on the American Stock Exchange, which was $3.39 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              ISLAND PACIFIC, INC.

                                7,177,500 SHARES

                                  COMMON STOCK

         We are registering 7,177,500 shares of our common stock for resale by the selling stockholders identified in this prospectus on pages 14 through 16. The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

         Our common stock is listed on the American Stock Exchange under the symbol "IPI." The closing sale price of our common stock as reported on the American Stock Exchange on July 30, 2003 was $3.49 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus is July 31, 2003, subject to completion.

                                TABLE OF CONTENTS
                                -----------------

                                                                         PAGE
                                                                         ----

PROSPECTUS SUMMARY.........................................................1

THE OFFERING...............................................................2

RISK FACTORS...............................................................3

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.................13

FORWARD LOOKING STATEMENTS.................................................14

SELLING STOCKHOLDERS.......................................................14

PLAN OF DISTRIBUTION.......................................................17

USE OF PROCEEDS............................................................18

DIVIDEND POLICY............................................................18

DESCRIPTION OF CAPITAL STOCK...............................................18

LEGAL MATTERS..............................................................19

MATERIAL CHANGES...........................................................19

EXPERTS....................................................................20

WHERE YOU CAN FIND MORE INFORMATION........................................20

PART II, INFORMATION NOT REQUIRED IN PROSPECTUS............................II-1

EXHIBIT INDEX..............................................................II-10

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE COVER PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, "IPI", "WE", "US" AND "OUR" REFER TO ISLAND PACIFIC, INC., UNLESS THE CONTEXT OTHERWISE REQUIRES.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

         We are an independent provider of multi-channel application software technology and associated services for the retail industry including enterprise, direct-to-consumer and store solutions and related training products and professional and support services. Our applications and services represent a full suite of offerings that provide retailers with a complete end-to-end business solutions. We also develop and distribute PC courseware and skills assessment products for both desktop and retail applications.

         Our offerings consist of the following components:

         The ISLAND PACIFIC MERCHANDISE MANAGEMENT suite of applications builds on our long history in retail software design and development and provides our customers with a comprehensive and fully integrated merchandise management solution. Our complete enterprise-level offering of applications and services is designed to assist our customers in maximizing their business potential. The foundation of our application suite is the individual modules that comprise the offering. The core modules are:

         o    IP GLADIATOR;

         o    IP GLOBAL NETWORK;

         o    IP INTEGRATOR;

         o    IP BUYER'S WORKMATE;

         o    IP WEATHER IMPACT;

         o    IP BUSINESS PROCESS OPTIMIZATION;

         o    IP CONSUMER RESEARCH;

         o    IP PROFILING;

         o    IP FORECASTING AND REPLENISHMENT;

         o    IP OMNICARD;

         o    IP STORE PEOPLE PRODUCTIVITY;

         o    MERCHANDISING MANAGEMENT;

         o    THE EYE (TM) ANALYSIS AND PLANNING;

         o    REPLENISHMENT AND FORECASTING;

         o    PROMOTION AND EVENTS;

         o    WAREHOUSE;

         o    TICKETING; AND

         o    FINANCIALS


         The ISLAND PACIFIC STORE SOLUTION suite of applications builds on our long history of providing multi-platform, client server in-store solutions. We market this set of applications under the name "OnePointe," and "OnePointe International" which is a full business to consumer software infrastructure encompassing a range of integrated store solutions. "OnePointe" is a complete application providing all point-of-sale ("POS") and in-store processor (server) functions for traditional "brick and mortar" retail operations.

         Our PROFESSIONAL SERVICES provide our customers with expert retail business consulting, project management, implementation, application training, technical and documentation services. This offering ensures that our customers' technology selection and implementation projects are planned and implemented timely and effectively. We also provide development services to customize our applications to meet specific requirements of our customers and ongoing support and maintenance services.

         We market our applications and services through an experienced professional direct sales force in the United States and in the United Kingdom. We believe our knowledge of the complete needs of multi-channel retailers enables us to help our customers identify the optimal systems for their particular businesses. The customer relationships we develop build recurring support, maintenance and professional service revenues and position us to continuously recommend changes and upgrades to existing systems.

        Our executive offices are located at 19800 MacArthur Boulevard, Irvine, California, 92612, telephone number (949) 476-2212.

                                  THE OFFERING

------------------------------- ---------------------------------
Common stock to be offered
by the selling stockholders       7,177,500 shares (1)

------------------------------- ---------------------------------
Common stock outstanding
as of July 1, 2003                36,906,490 shares

------------------------------- ---------------------------------
Use of proceeds                   We will not receive any proceeds
                                  from the sale of shares of common stock
                                  covered by this prospectus.

------------------------------- ---------------------------------
American Stock Exchange symbol    IPI
------------------------------- ---------------------------------

(1) The registrant is hereby registering a number of shares of common stock equal to (a) 5,275,000 shares of common stock held by to MicroCapital Fund, L.P., The Pinnacle Fund, L.P., Atlas Capital (Q.P.) L.P., Atlas Capital Master Fund, Ltd., Westpark Capital, L.P., Gruber & McBain International, Lagunitas Partners, L.P., Jon D. Gruber and Linda W. Gruber, J. Patterson McBaine, Bonaza Master Fund Ltd., Sandor Capital Master Fund, L.P., Southwell Partners, L.P. and Glacier Partners, L.P. all of whom have registration rights, plus (b) 902,500 shares of common stock issuable upon the conversion of warrants held by Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., Crestview Capital Fund I, L.P., Crestview Fund II, L.P., Crestview Capital Offshore Fund, Inc., and Roth Capital Partners, LLC all of whom have registration rights, plus (c) 1,000,000 shares of common stock held by or issuable to 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., 033 Growth International Fund, LTD., Midsummer Investment, Ltd., Omicron Master Trust, Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore Fund, Inc. and Glacier Partners, LP, which has registration rights. This number of shares is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416, this Registration Statement also registers such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar transactions.

                                  RISK FACTORS

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS.

EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

BUSINESS RISKS

WE INCURRED LOSSES FOR FISCAL YEARS 2003, 2002, 2001 and 2000.

         We incurred losses of $2.7 million, $14.7 million, $28.9 million and $4.1 million in the fiscal years ended March 31, 2003, 2002, 2001, and 2000 respectively. The losses in the past four years have generally been due to difficulties completing sales for new application software licenses, the resulting change in sales mix toward lower margin services, and debt service expenses. We will need to generate additional revenue to achieve profitability in future periods. Failure to achieve profitability, or maintain profitability if achieved, may have a material adverse effect on our business and stock price.

WE HAVE NEGATIVE WORKING CAPITAL, AND WE HAVE EXTENDED PAYMENT TERMS WITH A NUMBER OF OUR SUPPLIERS.

         At March 31, 2003, 2002 and 2001, we had negative working capital of $4.1 million, $5.3 million and $2.8 million, respectively. We have had difficulty meeting operating expenses, including interest payments on debt, lease payments and supplier obligations. We have at times deferred payroll for our executives offices, and borrowed from related parties to meet payroll obligations. We have extended payment terms with our trade creditors wherever possible.

         As a result of extended payment arrangements with suppliers, we may be unable to secure products and services necessary to continue operations at current levels from these suppliers. In that event, we will have to obtain these products and services from other parties, which could result in adverse consequences to our business, operations and financial condition.

OUR NET SALES HAVE DECLINED. WE EXPERIENCED A SUBSTANTIAL DECREASE IN APPLICATION SOFTWARE LICENSE SALES. OUR GROWTH AND PROFITABILITY IS DEPENDENT ON THE SALE OF HIGHER MARGIN LICENSES.

         Our net sales decreased by 16% in the fiscal year ended March 31, 2003, compared to the fiscal year ended March 31, 2002. Our net sales decreased by 5% in the fiscal year ended March 31, 2002 compared to the fiscal year ended March 31, 2001. We experienced a substantial decrease in application license software sales, which typically carry a much higher margin than other revenue sources. We must improve new application license sales to become profitable. We have taken steps to refocus our sales strategy on core historic competencies, but our typically long sales cycles make it difficult to evaluate whether and when sales will improve. We cannot be sure that the decline in sales has not been due to factors which might continue to negatively affect sales.

OUR FINANCIAL CONDITION MAY INTERFERE WITH OUR ABILITY TO SELL NEW APPLICATION SOFTWARE LICENSES.

         Future sales growth may depend on our ability to improve our financial condition. Our current financial condition has made it more difficult for us to complete sales of new application software licenses. Because our applications typically require lengthy implementation and extended servicing arrangements, potential customers require assurance that these services will be available for the expected life of the application. These potential customers may defer buying decisions until our financial condition improves, or may choose the products of our competitors whose financial condition is or is perceived to be stronger. Customer deferrals or lost sales will adversely affect our business, financial conditions and results of operations.

OUR SALES CYCLES ARE LONG AND PROSPECTS ARE UNCERTAIN. THIS MAKES IT DIFFICULT FOR US TO PREDICT REVENUES AND BUDGET EXPENSES.

         The length of sales cycles in our business makes it difficult to evaluate the effectiveness of our sales strategies. Our sales cycles historically has ranged from three to twelve months, which has caused significant fluctuations in revenues from period to period. Due to our difficulties in completing new application software sales in recent periods and our refocused sales strategy, it is difficult to predict revenues and properly budget expenses.

         Our software applications are complex and perform or directly affect mission-critical functions across many different functional and geographic areas of the retail enterprise. In many cases, our customers must change established business practices when they install our software. Our sales staff must dedicate significant time consulting with a potential customer concerning the substantial technical and business concerns associated with implementing our products. The purchase of our products is often discretionary, so lengthy sales efforts may not result in a sale. Moreover, it is difficult to predict when a license sale will occur. All of these factors can adversely affect our business, financial condition and results of operations.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND THEY MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors, many of which are outside of our control. If revenue declines in a quarter, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, application development and general and administrative expenses do not change significantly with variations in revenue in a quarter. It is likely that in some future quarter our net sales or operating results will be below the expectations of public market analysts or investors. If that happens, our stock price will likely decline.

OUR REVENUE MAY VARY FROM PERIOD TO PERIOD, WHICH MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS.

         Factors outside our control that could cause our revenue to fluctuate significantly from period to period include:

         o THE SIZE AND TIMING OF INDIVIDUAL ORDERS, PARTICULARLY WITH RESPECT TO OUR LARGER CUSTOMERS;

         o    GENERAL HEALTH OF THE RETAIL INDUSTRY AND THE OVERALL ECONOMY;

         o TECHNOLOGICAL CHANGES IN PLATFORMS SUPPORTING OUR SOFTWARE PRODUCTS; AND

         o    MARKET ACCEPTANCE OF NEW APPLICATIONS AND RELATED SERVICES.

         In particular, we usually deliver our software applications when contracts are signed, so order backlog at the beginning of any quarter may represent only a portion of that quarter's expected revenues. As a result, application license revenues in any quarter are substantially dependent on orders booked and delivered in that quarter, and this makes it difficult for us to accurately predict revenues. We have experienced, and we expect to continue to experience, quarters or periods where individual application license or services orders are significantly larger than our typical application license or service orders. Because of the nature of our offerings, we may get one or more large orders in one quarter from a customer and then no orders the next quarter.

OUR EXPENSES MAY VARY FROM PERIOD TO PERIOD, WHICH COULD AFFECT QUARTERLY RESULTS AND OUR STOCK PRICE.

         If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations would be adversely affected and we may incur losses for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

         o THE EXTENT OF MARKETING AND SALES EFFORTS NECESSARY TO PROMOTE AND SELL OUR APPLICATIONS AND SERVICES;

         o    THE TIMING AND EXTENT OF OUR DEVELOPMENT EFFORTS; AND

         o    THE TIMING OF PERSONNEL HIRING.

IT IS DIFFICULT TO EVALUATE OUR PERFORMANCE BASED ON PERIOD TO PERIOD COMPARISONS OF OUR RESULTS.

         The many factors which can cause revenues and expenses to vary make meaningful period to period comparisons of our results difficult. We do not believe period to period comparisons of our financial performance are necessarily meaningful, and you cannot rely on them as an indication of our future performance.

WE MAY EXPERIENCE SEASONAL DECLINES IN SALES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FALL SHORT OF EXPECTATIONS IN SOME QUARTERS.

         We may experience slower sales of our applications and services from October through December of each year as a result of retailers' focus on the holiday retail-shopping season. This can negatively affect revenues in our third fiscal quarter and in other quarters, depending on our sales cycles.

OUR DEBT COULD ADVERSELY AFFECT US.

         As of June 30, 2003, our debt is as follows:

         o $3.5 MILLION IN CONVERTIBLE DEBENTURES ISSUED ON MARCH 31, 2003 TO MIDSUMMER INVESTMENT, LTD., OMICRON MASTER TRUST, AND ISLANDIA, L.P. DUE IN FULL IN MAY 2005, WITH MONTHLY REDEMPTIONS TO COMMENCE IN FEBRUARY 2004.

         o $400,000 IN CONVERTIBLE DEBENTURES ISSUED ON APRIL 1, 2003 TO MBSJ INVESTORS LLC DUE IN FULL IN OCTOBER 2005, WITH MONTHLY REDEMPTIONS TO COMMENCE IN FEBRUARY 2004.

         o $300,000 IN CONVERTIBLE DEBENTURES ISSUED ON MAY 7, 2003 TO CRESTVIEW CAPITAL FUND I, L.P., CRESTVIEW CAPITAL
              FUND II, L.P., AND CRESTVIEW CAPITAL OFFSHORE FUND, INC.,
              WITH MONTHLY REDEMPTIONS TO COMMENCE IN FEBRUARY 2004 AND DUE IN FULL IN SEPTEMBER 2005.

         o $1.25 MILLION IN CONVERTIBLE NOTES REISSUED IN JULY 2002 TO ENTITIES RELATED TO ICM ASSET MANAGEMENT, INC. DUE SEPTEMBER 30, 2003.

         o $500,000 IN A CONVERTIBLE NOTE ISSUED TO UNION BANK OF CALIFORNIA NA ON MARCH 31, 2003, DUE MARCH 31, 2004.

         The substantial amount of our indebtedness impacts us in a number of ways:

         o WE HAVE TO DEDICATE A PORTION OF CASH FLOW FROM OPERATIONS TO PRINCIPAL AND INTEREST PAYMENTS ON THE DEBT, WHICH REDUCES FUNDS AVAILABLE FOR OTHER PURPOSES.

         o WE MAY NOT HAVE SUFFICIENT FUNDS TO PAY PRINCIPAL AND/OR INTEREST PAYMENT WHEN THEY BECOME DUE, WHICH COULD LEAD TO A DEFAULT.

         These are just some factors pertaining to our debt that generally place us at a disadvantage to our less leveraged competitors. Any or all of these factors could cause our stock price to decline.

WE HAVE RELIED ON CAPITAL CONTRIBUTED BY RELATED PARTIES, AND SUCH CAPITAL MAY NOT BE AVAILABLE IN THE FUTURE.

         Our cash from operations has not been sufficient to meet our operational needs, and we have relied on capital from related parties. A company affiliated with Donald S. Radcliffe, one of our directors, made short-term loans to us in fiscal 2002 and in fiscal 2003 to meet payroll when cash on hand was not sufficient. Softline loaned us $10 million to make a required principal payment on our Union Bank term loan in July 2000. A subsidiary of Softline loaned us an additional $600,000 in November 2000 to meet working capital needs. This loan was repaid in February 2001, in part with $400,000 we borrowed from Barry M. Schechter, our former Chairman. We borrowed an additional $164,000 from Mr. Schechter in March 2001 for operational needs related to our Australian subsidiary, which was repaid in July 2001.

         We may not be able to obtain capital from related parties in the future. Neither Softline, Mr. Schechter, Mr. Radcliffe nor any other officers, directors, stockholders or related parties are under any obligation to continue to provide cash to meet our future liquidity needs.

WE MAY NEED TO RAISE CAPITAL TO REPAY DEBT AND GROW OUR BUSINESS. OBTAINING THIS CAPITAL COULD IMPAIR THE VALUE OF YOUR INVESTMENT.

         We may need to raise capital to discharge our aged payables and grow our business. We will also likely need to raise capital to pay our $1.25 million convertible note obligations to the entities related to ICM Asset Management, Inc. due in full in September 2003, our $3.5 million and $300,000 convertible debenture obligations due in full in May 2005, with monthly redemptions commencing in February 2004, our $400,000 convertible debenture obligations due in full in October 2005, with monthly redemptions commencing in February 2004, and our $500,000 convertible note obligation due in full in March 2004. We may also need to raise further capital to:

         o    SUPPORT UNANTICIPATED CAPITAL REQUIREMENTS;

         o    TAKE ADVANTAGE OF ACQUISITION OR EXPANSION OPPORTUNITIES;

         o    CONTINUE OUR CURRENT DEVELOPMENT EFFORTS;

         o    DEVELOP NEW APPLICATIONS OR SERVICES; OR

         o    ADDRESS WORKING CAPITAL NEEDS.

         Our future capital requirements depend on many factors including our application development, sales and marketing activities. We do not know whether additional financing will be available when needed, or available on terms acceptable to us. If we cannot raise needed funds for the above purposes on acceptable terms, we may be forced to curtail some or all of the above activities and we may not be able to grow our business or respond to competitive pressures or unanticipated developments.

         We may raise capital through public or private equity offerings or debt financings. To the extent we raise additional capital by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution and the new securities may have greater rights, preferences or privileges than our existing common stock.

INTANGIBLE ASSETS MAY BE IMPAIRED MAKING IT MORE DIFFICULT TO OBTAIN FINANCING.

         Goodwill, capitalized software, non-compete agreements and other intangible assets represent approximately 83% of our total assets as of March 31, 2003 and represent more than our stockholders' equity. We may have to impair or write-off these assets, which will cause a charge to earnings and could cause our stock price to decline.

         Any such impairments will also reduce our assets, as well as the ratio of our assets to our liabilities. These balance sheet effects could make it more difficult for us to obtain capital, and could make the terms of capital we do obtain more unfavorable to our existing stockholders.

FOREIGN CURRENCY FLUCTUATIONS MAY IMPAIR OUR COMPETITIVE POSITION AND AFFECT OUR OPERATING RESULTS.

         Fluctuations in currency exchange rates affect the prices of our applications and services and our expenses, and foreign currency losses will negatively affect profitability or increase losses. Approximately 12%, 9% and 8% of our net sales were outside North America, principally in Australia and the United Kingdom, in the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Many of our expenses related to foreign sales, such as corporate level administrative overhead and development, are denominated in U.S. dollars. When accounts receivable and accounts payable arising from international sales and services are converted to U.S. dollars, the resulting gain or loss contributes to fluctuations in our operating results. We do not hedge against foreign currency exchange rate risks.

WE HAVE A SINGLE CUSTOMER REPRESENTING A SIGNIFICANT AMOUNT OF OUR BUSINESS.

         Toys accounted for 31%, 47% and 33% of our net sales for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. While we have a development agreement with this customer, Toys has the right to terminate the agreement without cause with limited advance notice. A reduction, delay or cancellation of orders from Toys would significantly reduce our revenues and force us to substantially curtail operations. We cannot provide any assurances that Toys or any of our current customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL AND SALES PERSONNEL, OR IF WE ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

         On July 23, 2003, Barry Schechter, our former Chairman, resigned, but remains a consultant to the Company. We are heavily dependent on Mr. Schechter's expertise who had been employed by us on a full-time basis for several years. We are also heavily dependent on Harvey Braun, our Chairman and Chief Executive Officer, and Steven Beck, our President and Chief Operating Officer. We do not have any written employment agreements with Mr. Braun or Mr. Beck. We also believe our future success will depend largely upon our ability to attract and retain highly-skilled software programmers, managers, and sales and marketing personnel. Competition for personnel is intense, particularly in international markets. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We may not be successful in attracting or retaining skilled sales, technical and managerial personnel. The loss of key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance and cause our stock price to decline.

WE ARE DEPENDENT ON THE RETAIL INDUSTRY, AND IF ECONOMIC CONDITIONS IN THE RETAIL INDUSTRY FURTHER DECLINE, OUR REVENUES MAY ALSO DECLINE. RETAIL SALES HAVE BEEN AND MAY CONTINUE TO BE SLOW.

         Our future growth is critically dependent on increased sales to the retail industry. We derive the substantial majority of our revenues from the licensing of software applications and the performance of related professional and consulting services to the retail industry. Demand for our applications and services could decline in the event of consolidation, instability or more downturns in the retail industry. This decline would likely cause reduced sales and could impair our ability to collect accounts receivable. The result would be reduced earnings and weakened financial condition, each or both of which would likely cause our stock price to decline.

         The success of our customers is directly linked to economic conditions in the retail industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. In addition, the retail industry may be consolidating, and it is uncertain how consolidation will affect the industry. The retail industry as a whole is currently experiencing increased competition and weakening economic conditions that could negatively impact the industry and our customers' ability to pay for our products and services. Such consolidation and weakening economic conditions have in the past, and may in the future, negatively impact our revenues, reduce the demand for our products and may negatively impact our business, operating results and financial condition. Weakening economic conditions and the September 11, 2001 terrorist attack have adversely impacted sales of our software applications, and we believe mid-tier specialty retailers may be reluctant during the current economic slowdown to make the substantial infrastructure investment that generally accompanies the implementation of our software applications. Also, the recent war in Iraq and the anticipated burden of rebuilding that country's infrastructure has led to some uncertainty in the economic climate, which may adversely impact our business.

THERE MAY BE AN INCREASE IN CUSTOMER BANKRUPTCIES DUE TO WEAK ECONOMIC
CONDITIONS.

         We have in the past and may in the future be impacted by customer bankruptcies. During weak economic conditions, such as those currently being experienced in many geographic regions around the world, there is an increased risk that certain of our customers will file bankruptcy. When our customers file bankruptcy, we may be required to forego collection of pre-petition amounts owed, and to repay amounts remitted to us during the 90-day preference period preceding the filing. Accounts receivable balances related to pre-petition amounts may in certain of these instances be large due to extended payment terms for software license fees, and significant billings for consulting and implementation services on large projects. The bankruptcy laws, as well as the specific circumstances of each bankruptcy, may severely limit our ability to collect pre-petition amounts, and may force us to disgorge payments made during the 90-day preference period. We also face risk from international customers which file for bankruptcy protection in foreign jurisdictions, in that the application of foreign bankruptcy laws may be less certain or harder to predict. Although we believe that we have sufficient reserves to cover anticipated customer bankruptcies, there can be no assurance that such reserves will be adequate, and if they are not adequate, our business, operating results and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE RETAIL SOFTWARE INDUSTRY.

         We conduct business in an industry characterized by intense competition. Most of our competitors are very large companies with an international presence. We must also compete with smaller companies which have been able to develop strong local or regional customer bases. Many of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than us. Our competitors may also have lower cost structures and better access to the capital markets than us. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may:

         o INTRODUCE NEW TECHNOLOGIES THAT RENDER OUR EXISTING OR FUTURE PRODUCTS OBSOLETE, UNMARKETABLE OR LESS COMPETITIVE;

         o MAKE STRATEGIC ACQUISITIONS OR ESTABLISH COOPERATIVE RELATIONSHIPS AMONG THEMSELVES OR WITH OTHER SOLUTION PROVIDERS, WHICH WOULD INCREASE THE ABILITY OF THEIR PRODUCTS TO ADDRESS THE NEEDS OF OUR CUSTOMERS; AND

         o ESTABLISH OR STRENGTHEN COOPERATIVE RELATIONSHIPS WITH OUR CURRENT OR FUTURE STRATEGIC PARTNERS, WHICH WOULD LIMIT OUR ABILITY TO COMPETE THROUGH THESE CHANNELS.

         We could be forced to reduce prices and suffer reduced margins and market share due to increased competition from providers of offerings similar to, or competitive with, our applications, or from service providers that provide services similar to our services. Competition could also render our technology obsolete.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, SO OUR SUCCESS DEPENDS HEAVILY ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW APPLICATIONS AND RELATED SERVICES.

         The retail software industry is characterized by rapid technological change, evolving standards and wide fluctuations in supply and demand. We must cost-effectively develop and introduce new applications and related services that keep pace with technological developments to compete. If we do not gain market acceptance for our existing or new offerings or if we fail to introduce progressive new offerings in a timely or cost-effective manner, our financial performance will suffer.

         The success of application enhancements and new applications depends on a variety of factors, including technology selection and specification, timely and efficient completion of design, and effective sales and marketing efforts. In developing new applications and services, we may:

         o FAIL TO RESPOND TO TECHNOLOGICAL CHANGES IN A TIMELY OR COST-EFFECTIVE MANNER;

         o ENCOUNTER APPLICATIONS, CAPABILITIES OR TECHNOLOGIES DEVELOPED BY OTHERS THAT RENDER OUR APPLICATIONS AND SERVICES OBSOLETE OR NON-COMPETITIVE OR THAT SHORTEN THE LIFE CYCLES OF OUR EXISTING APPLICATIONS AND SERVICES;

         o EXPERIENCE DIFFICULTIES THAT COULD DELAY OR PREVENT THE SUCCESSFUL DEVELOPMENT, INTRODUCTION AND MARKETING OF THESE NEW APPLICATIONS AND SERVICES; OR

         o    FAIL TO ACHIEVE MARKET ACCEPTANCE OF OUR APPLICATIONS AND
              SERVICES.

         The life cycles of our applications are difficult to estimate, particularly in the emerging electronic commerce market. As a result, new applications and enhancements, even if successful, may become obsolete before we recoup our investment.

OUR PROPRIETARY RIGHTS OFFER ONLY LIMITED PROTECTION AND OUR COMPETITORS MAY DEVELOP APPLICATIONS SUBSTANTIALLY SIMILAR TO OUR APPLICATIONS AND USE SIMILAR TECHNOLOGIES WHICH MAY RESULT IN THE LOSS OF CUSTOMERS. WE MAY HAVE TO BRING COSTLY LITIGATION TO PROTECT OUR PROPRIETARY RIGHTS.

         Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspects of our intellectual property. Our intellectual property includes our trademarks, trade secrets, copyrights and other proprietary information. Our efforts to protect our intellectual property may not be successful. Effective copyright and trade secret protection may be unavailable or limited in some foreign countries. We hold no patents. Consequently, others may develop, market and sell applications substantially equivalent to ours or utilize technologies similar to those used by us, so long as they do not directly copy our applications or otherwise infringe our intellectual property rights.

         We may find it necessary to bring claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. These actions would likely be costly and divert management resources. These actions could also result in counterclaims challenging the validity of our proprietary rights or alleging infringement on our part. The ultimate outcome of any litigation will be difficult to predict.

OUR APPLICATIONS MAY BE SUBJECT TO CLAIMS THEY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

         We may become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any such litigation. Responding to and defending claims related to our intellectual property rights, even ones without merit, can be time consuming and expensive and can divert management's attention from other business matters. In addition, these actions could cause application delivery delays or require us to enter into royalty or license agreements. Royalty or license agreements, if required, may not be available on terms acceptable to us, if they are available at all. Any or all of these outcomes could have a material adverse effect on our business, operating results and financial condition.

DEVELOPMENT AND MARKETING OF OUR OFFERINGS DEPENDS ON STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES. OUR EXISTING STRATEGIC RELATIONSHIPS MAY NOT ENDURE AND MAY NOT DELIVER THE INTENDED BENEFITS, AND WE MAY NOT BE ABLE TO ENTER INTO FUTURE STRATEGIC RELATIONSHIPS.

         Since we do not possess all of the technical and marketing resources necessary to develop and market our offerings to their target markets, our business strategy substantially depends on our strategic relationships. While some of these relationships are governed by contracts, most are non-exclusive and all may be terminated on short notice by either party. If these relationships terminate or fail to deliver the intended benefits, our development and marketing efforts will be impaired and our revenues may decline. We may not be able to enter into new strategic relationships, which could put us at a disadvantage to those of our competitors which do successfully exploit strategic relationships.

OUR PRIMARY COMPUTER AND TELECOMMUNICATIONS SYSTEMS ARE IN A LIMITED NUMBER OF GEOGRAPHIC LOCATIONS, WHICH MAKES THEM MORE VULNERABLE TO DAMAGE OR INTERRUPTION. THIS DAMAGE OR INTERRUPTION COULD HARM OUR BUSINESS.

         Substantially all of our primary computer and telecommunications systems are located in two geographic areas. These systems are vulnerable to damage or interruption from fire, earthquake, water damage, sabotage, flood, power loss, technical or telecommunications failure or break-ins. Our business interruption insurance may not adequately compensate us for our lost business and will not compensate us for any liability we incur due to our inability to provide services to our customers. Although we have implemented network security measures, our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to service our customers. Any of these occurrences could impair our ability to serve our customers and harm our business.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR APPLICATIONS.

         Our business exposes us to product liability risks. Any product liability or other claims brought against us, if successful and of sufficient magnitude, could negatively affect our financial performance and cause our stock price to decline.

         Our applications are highly complex and sophisticated and they may occasionally contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of our applications may involve customer-specific customization by us or third parties, and may involve integration with systems developed by third parties. These aspects of our business create additional opportunities for errors and defects in our applications and services. Problems in the initial release may be discovered only after the application has been implemented and used over time with different computer systems and in a variety of other applications and environments. Our applications have in the past contained errors that were discovered after they were sold. Our customers have also occasionally experienced difficulties integrating our applications with other hardware or software in their enterprise.

         We are not currently aware of any defects in our applications that might give rise to future lawsuits. However, errors or integration problems may be discovered in the future. Such defects, errors or difficulties could result in loss of sales, delays in or elimination of market acceptance, damage to our brand or to our reputation, returns, increased costs and diversion of development resources, redesigns and increased warranty and servicing costs. In addition, third-party products, upon which our applications are dependent, may contain defects which could reduce or undermine entirely the performance of our applications.

         Our customers typically use our applications to perform mission-critical functions. As a result, the defects and problems discussed above could result in significant financial or other damage to our customers. Although our sales agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, we do not know if these limitations of liability are enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our applications or the performance of our services. Our product liability insurance may not cover all claims brought against us.

SOFTLINE LIMITED HAS THE RIGHT TO ACQUIRE A CONTROLLING PERCENTAGE OF OUR COMMON STOCK, SO WE MAY BE EFFECTIVELY CONTROLLED BY SOFTLINE, AND OUR OTHER STOCKHOLDERS ARE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING.

         Softline Limited beneficially owns 49.6% of our outstanding common stock, including shares Softline has the right to acquire upon conversion of its Series A Convertible Preferred Stock. Ivan M. Epstein, Softline's Chief Executive Officer, and Robert P. Wilkie, Softline's Chief Financial Officer, serve on our board of directors. If Softline converts its Series A Preferred Stock, it may have effective control over all matters affecting us, including:

         o    THE ELECTION OF ALL OF OUR DIRECTORS;

         o THE ALLOCATION OF BUSINESS OPPORTUNITIES THAT MAY BE SUITABLE FOR SOFTLINE AND US;

         o ANY DETERMINATIONS WITH RESPECT TO MERGERS OR OTHER BUSINESS COMBINATIONS INVOLVING US;

         o    THE ACQUISITION OR DISPOSITION OF ASSETS OR BUSINESSES BY US;

         o DEBT AND EQUITY FINANCING, INCLUDING FUTURE ISSUANCE OF OUR COMMON STOCK OR OTHER SECURITIES;

         o    AMENDMENTS TO OUR CHARTER DOCUMENTS;

         o    THE PAYMENT OF DIVIDENDS ON OUR COMMON STOCK; AND

         o    DETERMINATIONS WITH RESPECT TO OUR TAX RETURNS.

OUR BUSINESS MAY BE DISADVANTAGED OR HARMED IF SOFTLINE'S INTERESTS RECEIVE PRIORITY OVER OUR INTERESTS.

         Conflicts of interest have and will continue to arise between Softline and us in a number of areas relating to our past and ongoing relationships. Conflicts may not be resolved in a manner that is favorable to us, and such conflicts may result in harmful consequences to our business or prospects.

SOFTLINE'S INFLUENCE ON OUR COMPANY COULD MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE.

         Softline's potential voting control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. As a result, Softline's control could reduce the price that investors may be willing to pay in the future for shares of our stock, or could prevent any party from attempting to acquire us at any price.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE.

         The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new customer orders or services, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships or acquisitions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price could be affected. Some of the volatility in our stock price may be unrelated to our performance. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON STOCK AND WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not previously paid any cash or other dividend on our common stock. We anticipate that we will use our earnings and cash flow for repayment of indebtedness, to support our operations, and for future growth, and we do not have any plans to pay dividends in the foreseeable future. Softline is entitled to dividends on its Series A Convertible Preferred Stock in preference and priority to common stockholders. Future equity financing(s) may further restrict our ability to pay dividends.

THE TERMS OF OUR PREFERRED STOCK MAY REDUCE THE VALUE OF YOUR COMMON STOCK.

         We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series. We issued 141,000 shares of Series A Convertible Preferred Stock to Softline in May 2002. Our board of directors may determine the terms of subsequent series of preferred stock without further action by our stockholders. If we issue additional preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We are actively seeking capital, and some of the arrangements we are considering may involve the issuance of preferred stock.

FAILURE TO COMPLY WITH THE AMERICAN STOCK EXCHANGE'S LISTING STANDARDS COULD RESULT IN OUR DELISTING FROM THAT EXCHANGE AND LIMIT THE ABILITY TO SELL ANY OF OUR COMMON STOCK.

         Our stock is currently traded on the American Stock Exchange. The Exchange has published certain guidelines it uses in determining whether a security warrants continued listing. These guidelines include financial, market capitalization and other criteria, and as a result of our financial condition or other factors, the American Stock Exchange could in the future determine that our stock does not merit continued listing. If our stock were delisted from the American Stock Exchange, the ability of our stockholders to sell our common stock could become limited, and we would lose the advantage of some state and federal securities regulations imposing lower regulatory burdens on exchange-traded issuers.

DELAWARE LAW AND SOME PROVISIONS OF OUR CHARTER AND BYLAWS MAY ADVERSELY AFFECT THE PRICE OF YOUR STOCK.

         Special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors. Stockholders have no right to call a meeting. Stockholders must also comply with advance notice provisions in our bylaws in order to nominate directors or propose matters for stockholder action. These provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change in control of the Company or our management. Delaware law also contains provisions that could delay or make more difficult change in control transactions. As a result, the price of our common stock may be adversely affected.

SHARES ISSUED UPON THE EXERCISE OF OPTIONS, WARRANTS, DEBENTURES AND CONVERTIBLE NOTES COULD DILUTE YOUR STOCK HOLDINGS AND ADVERSELY AFFECT OUR STOCK PRICE.

         We have issued options and warrants to acquire common stock to our employees and certain other persons at various prices, some of which are or may in the future have exercise prices at below the market price of our stock. We currently have outstanding options and warrants for 16,967,480 shares. Of these options and warrants, 831,821 have exercise prices above the recent market price of $2.45 per share (as of July 10, 2003), and 16,135,659 have exercise prices at below that recent market price. If exercised, these options and warrants will cause immediate and possibly substantial dilution to our stockholders.

         Our existing stock option plan currently has approximately 2,251,242 shares available for issuance as of July 10, 2003. Future options issued under the plan may have further dilutive effects.

         We issued to Toys "R" Us, our major customer, a note convertible into 2,500,000 shares of common stock. This note has a conversion price of $0.553. This note will have a dilutive effect on stockholders if converted.

         We issued to entities related to ICM Asset Management notes that are convertible into 2,083,333 shares of common stock. These notes have a conversion price of $0.60 per share, which is currently below the recent market price of $2.45 (as of July 10, 2003). These notes will have a dilutive effect on stockholders if converted.

         We also recently issued to a group of investors debentures that are convertible into 4,103,165 shares of common stock. These debentures have a conversion price of $1.0236, which is currently below the recent market price of $2.45. These debentures will have a dilutive effect on stockholders of converted. We also issued these investors warrants to purchase 2,205,381 shares of common stock at exercise prices ranging from $1.0236 to $1.65. These warrants will have a dilutive effect on stockholders if converted.

         We issued to Union Bank of California, N.A. an unsecured note that is convertible into shares of common stock at a price per share of eighty percent (80%) of the average share closing price of our common stock for the ten trading day period immediately preceding the maturity date of the note. This note will have a dilutive effect on stockholders if converted.

         We issued to Roth Capital partners a warrant to purchase 527,500 shares of common stock. This warrant has an exercise price of $1.65 per share. This warrant will have a dilutive effect on Stockholders if exercised.

         Sales of shares pursuant to exercisable options, warrants, convertible notes, and convertible debentures could lead to subsequent sales of the shares in the public market, and could depress the market price of our stock by creating an excess in supply of shares for sale. Issuance of these shares and sale of these shares in the public market could also impair our ability to raise capital by selling equity securities.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows. We are exposed to market risks, which include changes in interest rates and changes in foreign currency exchange rate as measured against the U.S. dollar.

FOREIGN CURRENCY EXCHANGE RATE RISK

         We conduct business in various foreign currencies, primarily in Europe and until February 2002, Australia. Sales are typically denominated in the local foreign currency, which creates exposures to changes in exchange rates. These changes in the foreign currency exchange rates as measured against the U.S. dollar may positively or negatively affect our sales, gross margins and retained earnings. We attempt to minimize currency exposure risk through decentralized sales, development, marketing and support operations, in which substantially all costs are local-currency based. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the value of the foreign currency. We do not hedge against foreign currency risk. Approximately 12%, 9% and 8% of our total net sales were denominated in currencies other than the U.S. dollar for the periods ended March 31, 2003, 2002 and 2001, respectively.

EQUITY PRICE RISK

We have no direct equity investments.

                           FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THESE STATEMENTS RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS THE WORDS MAY, WILL, SHOULD, EXPECT, PLAN, ANTICIPATE, BELIEVE, ESTIMATE, PREDICT, POTENTIAL OR CONTINUE, OR THE NEGATIVES OF SUCH WORDS OR OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IMPORTANT FACTORS THAT MAY CAUSE ACTUAL RESULTS TO

DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO THE ITEMS DISCUSSED UNDER "RISK FACTORS" AND OTHER SECTIONS OF THIS PROSPECTUS.

         ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS. WE ARE UNDER NO OBLIGATION TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE FILING OF THIS REPORT TO CONFORM SUCH STATEMENTS TO ACTUAL RESULTS OR TO CHANGES IN OUR EXPECTATIONS.

                              SELLING STOCKHOLDERS

         We are registering 7,177,500 shares of our common stock for resale by the selling stockholders named below. The term "selling stockholders" includes each stockholder named below and such stockholder's transferees, pledgees, donees or other successors. See "Registration Rights" and below for a more complete description of our agreements with selling stockholders in connection with their registration rights.

BACKGROUND

         In this registration statement, 5,275,000 shares of common stock held by MicroCapital Fund, L.P., The Pinnacle Fund, L.P., Atlas Capital (Q.P.) L.P., Atlas Capital Master Fund, Ltd., Westpark Capital, L.P., Gruber & McBain International, Lagunitas Partners, L.P., Jon D. Gruber and Linda W. Gruber, J. Patterson McBaine, Bonanza Master Fund Ltd., Sandor Capital Master Fund, L.P., Southwell Partners, L.P. and Glacier Partners (collectively, the "Common Stock Institutional Investors") are being registered herein pursuant to a registration rights agreement. We previously sold shares of common stock to these investors under a Securities Purchase Agreement dated June 27, 2003.

         We also issued to Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P., and Crestview Offshore Fund, Inc., all of whom are holders of our 9% convertible debentures (collectively, the "Debenture Holders"), warrants to purchase an aggregate of 375,000 of common stock in consideration for obtaining their required consents to the sale of shares of common stock to the Common Stock Institutional Investors and to waive their participation rights in that sale. We also agreed to grant to these Debenture Holders registration rights with respect to the warrants. Accordingly, we are registering for the Debenture Holders 375,000 shares of common stock issuable upon the exercise of the warrants.

         We also issued to Roth Capital Partners, LLC ("Roth Capital"), a warrant to Purchase 527,500 shares of common stock in connection with its services as a placement agent for the Common Stock Institutional Investors. We agreed to grant Roth Capital registration rights for the shares underlying this warrant. Accordingly, we are registering 527,500 shares of common stock issuable upon the exercise of the warrant.

         In addition, 1,000,000 shares of common stock are being registered for 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., 033 Growth International Fund, LTD., Midsummer Investment, Ltd, Omicron Master Trust, Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore Fund, Inc. and Glacier Partners, LP, all of whom have registration rights for these shares.

         The following table, which reflects stockholdings as of July 1, 2003, is based in part upon information provided by the selling stockholders and sets forth (i) the names of the selling stockholders; (ii) the number of shares of our common stock that the selling stockholders owned prior to the offering for resale of any of the shares or our common stock being registered hereby; (iii) the maximum number of shares of our common stock that may be offered for resale for the accounts of the selling stockholders pursuant to this prospectus; and
(iv) the percentage of shares of common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).


--------------------------------------- ------------------------- -------------------------- -------------------------
                                         NUMBER OF SHARES OF IPI    NUMBER OF SHARES OF IPI     PERCENTAGE OF COMMON
                                              COMMON STOCK           COMMON STOCK TO BE       STOCK OUTSTANDING AFTER
         SELLING STOCKHOLDERS            BENEFICIALLY OWNED (1)    RESOLD IN THE OFFERING        THE OFFERING (2)
--------------------------------------- ------------------------- -------------------------- -------------------------
MicroCapital Fund. L.P.                           875,000                       875,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
The Pinnacle Fund, L.P. (3)                     1,919,500                     1,400,000                 1.4%
--------------------------------------- ------------------------- -------------------------- -------------------------
Atlas Capital (Q.P.) L.P.                         154,000                       154,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Atlas Capital Master Fund, Ltd.                   546,000                       546,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Westpark Capital, L.P.                            250,000                       250,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Gruber & McBain International (4)               1,500,000                       300,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Lagunitas Partners LP (4)                       1,500,000                       900,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Jon D. Gruber & Linda W. Gruber (5)             1,350,000                       150,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
J. Patterson McBaine (6)                        1,350,000                       150,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Bonanza Master Fund Ltd.                          225,000                       225,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Sandor Capital Master Fund, L.P.                   75,000                        75,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Southwell Partners, LP                            150,000                       150,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Glacier Partners                                  100,000                       125,000                   0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Midsummer Investment, Ltd. (7)                  2,260,023                       263,158                   5.0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Omicron Master Trust (8)                        2,487,524                       348,026                   5.4%
--------------------------------------- ------------------------- -------------------------- -------------------------
Islandia, L.P. (9)                                915,110                        59,211                   2.2%
--------------------------------------- ------------------------- -------------------------- -------------------------
Crestview Capital Fund I, L.P. (10)               174,599                        43,201                   <1%
--------------------------------------- ------------------------- -------------------------- -------------------------
Crestview Capital Fund II, L.P. (11)              305,550                        75,603                   <1%
--------------------------------------- ------------------------- -------------------------- -------------------------
Crestview Capital Offshore Fund, Inc. (12)         43,651                        10,801                   <1%
--------------------------------------- ------------------------- -------------------------- -------------------------
Roth Capital Partners, LLC (13)                   527,500                       527,500                    0%
--------------------------------------- ------------------------- -------------------------- -------------------------
033 Growth Partners I, L.P. (14)                  550,000                       297,300                    0%
--------------------------------------- ------------------------- -------------------------- -------------------------
033 Growth Partners II, L.P. (14)                 550,000                        79,100                    0%
--------------------------------------- ------------------------- -------------------------- -------------------------
Oyster Pond Partners, L.P. (14)                   550,000                        38,500                    0%
--------------------------------------- ------------------------- -------------------------- -------------------------
033 Growth International Fund, LTD. (14)          550,000                       135,100                    0%
--------------------------------------- ------------------------- -------------------------- -------------------------

(1) The number of shares does not include an indeterminate number of additional shares that may be registered and issued in accordance with Rule 416 under the Securities Act to prevent dilution of the common stock resulting from stock splits, stock dividends or other events.

(2) Percentage of shares of common stock outstanding after the offering (a) is based upon 36,906,490 shares of our common stock outstanding as of July 1, 2003, plus 902,500 shares of our common stock issuable upon the conversion or exercise of the warrants which shares are being registered in this prospectus, and (b) assumes that the selling stockholders sell all shares of our common stock that are registered pursuant to this prospectus.

(3) Includes 49,500 shares held by Barry M. Kitt and his immediate family members. Mr. Kitt is the general partner of Pinnacle Advisors, L.P., which is the general partner of The Pinnacle Fund.

(4) Includes 900,000 shares held by Lagunitas Partners, L.P., 300,000 shares held by Gruber & McBaine International, 150,000 shares held by Jon D. and Linda
W. Gruber, and 150,000 shares held by J. Patterson McBaine. Jon D. Gruber, J. Patterson McBaine, and Eric Swergold are the partners of Gruber & McBaine Corporate Management, which is the general partner of Lagunitas Partners, L.P. and attorney-in-fact for Gruber & McBaine International.

(5) Includes 900,000 shares held by Lagunitas Partners, L.P. and 300,000 shares held by Gruber & McBaine International. Jon D. Gruber is a partner of Gruber & McBaine Corporate Management, which is the general partner of Lagunitas Partners, L.P. and attorney-in-fact for Gruber & McBaine International.

(6) Includes 900,000 shares held by Lagunitas Partners, L.P. and 300,000 shares held by Gruber & McBaine International. Mr. McBaine is a partner of Gruber & McBaine Corporate Management, which is the general partner of Lagunitas Partners, L.P. and attorney-in-fact for Gruber & McBaine International.

(7) Includes 1,367,722 shares issuable upon conversion of debentures and 768,301 shares issuable upon exercise of warrants. We are registering 138,158 shares of common stock issuable upon the exercise of a warrant and 125,000 shares of common stock held by Midsummer Investment, Ltd.

(8) Includes 1,465,416 shares issuable upon conversion of debentures and 822,108 shares issuable upon exercise of warrants. We are registering 148,026 shares of common stock issuable upon the exercise of a warrant and 200,000 shares held by Omicron Master Trust.

(9) Includes 586,166 shares issuable upon conversion of debentures and 328,944 shares issuable upon exercise of warrants. We are registering 59,211 shares of common stock issuable upon the exercise of a warrant.

(10) Includes 97,694 shares issuable upon conversion of debentures and 43,572 shares issuable upon conversion of warrants. We are registering 9,868 shares of common stock issuable upon the exercise of a warrant and 33,333 shares of common stock held by Crestview Capital Fund I, LP.

(11) Includes 170,965 shares issuable upon conversion of debentures and 76,252 shares issuable upon exercise of warrants. We are registering 17,270 shares of common stock issuable upon the exercise of a warrant and 58,333 shares of common stock held by Crestview Capital Fund II, LP.

(12) Includes 24,424 shares issuable upon conversion of debentures and 10,893 shares issuable upon exercise of warrants. We are registering 2,467 shares of common stock issuable upon the exercise of a warrant and 8,334 shares of common stock held by Crestview Capital Offshore Fund, Inc.

(13) Includes 527,500 shares issuable upon the exercise of a warrant. We are registering all of these shares.

(14) Includes 297,300 shares held by 033 Growth Partners I, L.P., 79,100 shares held by 033 Growth Partners II, L.P., 38,500 shares held by Oyster Pond Partners, L.P., and 135,100 shares held by 033 Growth International Fund, Ltd. 033 Asset Management, LLC has voting and dispositive power of all of these shares.

                              PLAN OF DISTRIBUTION

         The shares of common stock offered for resale through this prospectus may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         o ON ANY NATIONAL SECURITIES EXCHANGE OR QUOTATION SERVICE AT WHICH THE COMMON STOCK MAY BE LISTED OR QUOTED AT THE TIME OF SALE, INCLUDING THE AMERICAN STOCK EXCHANGE;

         o    IN THE OVER-THE-COUNTER MARKET;

         o    IN PRIVATE TRANSACTIONS;

         o    THROUGH OPTIONS;

         o    BY PLEDGE TO SECURE DEBTS AND OTHER OBLIGATIONS;

         o ORDINARY BROKERAGE TRANSACTIONS AND TRANSACTIONS IN WHICH THE BROKER-DEALER SOLICITS PURCHASES;

         o BLOCK TRADES IN WHICH THE BROKER-DEALER WILL ATTEMPT TO SELL THE SHARES AS AGENT BUT MAY POSITION AND RESELL A PORTION OF THE BLOCK AS PRINCIPAL TO FACILITATE THE TRANSACTION;

         o PURCHASES BY A BROKER-DEALER AS PRINCIPAL AND RESALE BY THE BROKER-DEALER FOR ITS ACCOUNT;

         o AN EXCHANGE DISTRIBUTION IN ACCORDANCE WITH THE RULES OF THE APPLICABLE EXCHANGE;

         o    SETTLEMENT OF SHORT SALES;

         o THE SALE OF A SPECIFIED NUMBER OF SHARES AT A STIPULATED PRICE PER SHARE BY AGREEMENT BETWEEN BROKER-DEALERS AND THE SELLING SHAREHOLDERS; OR

         o    A COMBINATION OF ANY OF THE ABOVE METHODS.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and the selling stockholder complies with the exemption.

         Under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the Securities Exchange Commission's (the "SEC's") filing fees, fees under state securities or "blue sky" laws, and accounting and legal fees. We estimate that our expenses in connection with this registration will be approximately $83,000. All expenses for the issuance of any supplement to this prospectus will be paid by us. The selling stockholders may pay selling commissions or brokerage fees with respect to the sale of the resale shares by them. Some of the selling stockholders will be indemnified by us against certain civil liabilities under securities laws or will be entitled to contribution in connection therewith. We will be indemnified by some of the selling stockholders against certain liabilities under securities laws or will be entitled to contribution in connection therewith.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the selling stockholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of the shares of our common stock described in this prospectus will be for the accounts of the selling stockholders.

                                 DIVIDEND POLICY

         We have never declared any dividends. We currently intend to retain any future earnings to discharge indebtedness and finance the growth and development of the business. We therefore we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our Amended and Restated Certificate of Incorporation restricts us from declaring dividends on our common stock until we first declare and pay all accrued and unpaid dividends to the holders of Series A Preferred Stock. Any future determination to pay cash dividends when we are permitted to do so will be at the discretion of the board of directors and will be dependent upon the future financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of (1) 100,000,000 authorized shares of common stock, $0.001 par value, and (2) 5,000,000 shares of preferred stock of which 141,000 are designated Series A Preferred Stock. As of July 1, 2003, there were 36,906,490 shares of common stock outstanding and 141,000 shares of Series A Preferred Stock outstanding. The following description of our capital stock is a summary and is qualified by the provisions of our amended and restated certificate of incorporation, as amended and our bylaws, as amended, copies of which have been filed as exhibits to the registration statement.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our common stock have no conversion, preemptive or subscription rights and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to the rights of holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and warrants will be, duly authorized, validly issued, fully paid and non-assessable.

WARRANTS

         Warrants to purchase 905,000 shares of common stock that are being registered in this statement expire on July 1, 2008 and have an exercise price of $1.65 per share. The exercise prices are subject to adjustment to reflect stock dividends, splits, reverse splits, and other similar events.

REGISTRATION RIGHTS

         GENERAL

The following is only a summary of the terms and conditions of the agreements involving parties which have registration rights. Copies of the actual agreements have been filed as exhibits to this registration statement. We will pay for all expenses incurred in connection with these registrations, other than underwriting discounts and commissions.

         GRANTED TO THE COMMON STOCK INSTITUTIONAL INVESTORS

         We have granted MicroCapital Fund L.P., The Pinnacle Fund, L.P., Atlas Capital (Q.P.) L.P., Atlas Capital Master Fund, Ltd., Westpark Capital, L.P., Gruber & McBain International, Lagunitas Partners, L.P., Jon D. Gruber and Linda
W. Gruber, J. Patterson McBaine, Bonaza Master Fund Ltd., Sandor Capital Master Fund, L.P., Southwell Partners, L.P. and Glacier Partners, L.P. certain registration rights with respect to 5,275,000 of our securities. We are registering all of these shares.

         GRANTED TO CERTAIN DEBENTURE HOLDERS

         We granted to Midsummer Investment, Ltd., Omicron Master Trust, Islandia, L.P., Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc. registration rights with respect an aggregate of 375,000 Shares of common stock underlying warrants held by them. We are registering all of these shares.

         GRANTED TO ROTH CAPITAL PARTNERS, LLC

         We granted Roth Capital Partners, LLC registration rights with respect to 527,500 shares of common stock underlying a warrant held by it. We are registering all of these shares.

         GRANTED TO OTHER STOCKHOLDERS

         We granted 033 Growth Partners I, L.P., 033 Growth Partners II, L.P., Oyster Pond Partners, L.P., 033 Growth International Fund, LTD., Midsummer Investment, Ltd., Omicron Master Trust, Crestview Capital Fund I, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore fund, Inc. and Glacier Partners, LP registration rights with respect to an aggregate of 1,000,000 shares of common stock held by them. We are registering all of these shares.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will by passed on for us by Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, California 92101.

                                MATERIAL CHANGES

         On July 23, 2003, we promoted Harvey Braun, our Chief Executive Officer, to the position of Chairman of the Board. Mr. Braun assumed the position in addition to his role as Chief Executive Officer. Barry Schechter, our former Chairman, remains a consultant to the company. We also hired Ran H. Furman as our new Chief Financial Officer. Mr. Furman joined Island Pacific from San Diego-based e.Digital Corporation, where he had been its Chief Financial Officer since 2001. Prior to that, he was a Managing Director at DP Securities, Inc. He was also a Senior Vice President at Jesup & Lamont Securities between 1995 and 2000, and previously held positions at Bank of Montreal/Nesbitt Burns and Deloitte & Touche. He was awarded a Bachelor of Arts from the University of Washington and an M.B.A. from Columbia Business School.

                                     EXPERTS

         The consolidated financial statements of Island Pacific, Inc. appearing in its Annual Report on Form 10K for the years ended March 31, 2003 and 2002, have been audited by Singer, Lewak, Greenbaum, Goldstein, LLP, independent accountants as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such a part given on the authority of such firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity and cash flows for the year ended March 31, 2001 incorporated in this prospectus by reference from Island Pacific, Inc.'s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until this offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in
(1) this prospectus or any prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus or any prospectus supplement, in either case, modifies or supersedes such statement.

     o    Our Annual Report on Form 10-K filed on June 26, 2003;

     o    Our Current Reports on Form 8-K filed on July 2, 2003 and July 15,
          2003;

     o The description of our common stock on Form S-1 filed on May 12, 2003, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings at no cost by contacting us in writing or telephonically at following address and/or phone number: 19800 MacArthur Boulevard, Irvine, California 92612, (949) 476-2212.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to make a statement that differs from what is included or incorporated by reference in this prospectus. If any person does make a statement that differs from what is included or incorporated by reference in this prospectus, you should not rely on it. Neither we nor any underwriter or agent will make an offer to sell these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

         SEC Registration Fee........................        $   2,239
         Legal fees and expenses.....................        $   5,000
         Accounting fees and expenses................        $  10,000
         Printing & Engraving........................        $       0

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

         Our Restated Certificate of Incorporation provides indemnification of our directors and officers to the fullest extent permitted by the DGCL. Our Restated Bylaws provides for indemnification by the Company of its directors, officers and certain non-officer employees under certain circumstances against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the Company.

         We have obtained liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

         The above discussion of our Restated Certificate of Incorporation and Restated Bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation, Restated Bylaws and statutes.

         At present, there is no pending litigation or proceeding involving our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16. EXHIBITS.

  EXHIBIT           DESCRIPTION
  -------           -----------
  2.1               Agreement of Merger and Plan of Reorganization dated as of
                    July 1, 1998 among the Company and its wholly-owned subsidiary; Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc.,incorporated by reference to exhibit 2.1 to the Company's 8-K filed on September 16, 1998.

  2.2 First Amendment to the Agreement and Plan of Reorganization dated January 28, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.1 to the Company's Form 10-QSB for the quarter ended December 31, 1998.

  2.3 Second Amendment to the Agreement and Plan of Reorganization dated May 24, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.12 to the Company's 10-KSB for the fiscal year ended March 31, 1999.

  2.4 Stock Purchase Agreement dated June 1, 1999 among the Company, Island Pacific Systems Corporation, and the shareholders of Island Pacific Systems Corporation, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on June 18, 1999.

  2.5 Asset Purchase Agreement dated March 16, 2000 among the Company, MarketPlace Systems Corporation and Jay Fisher, incorporated by reference to exhibit 2.15 to the Company's 10-K for the fiscal year ended March 31, 2000.

  2.6 Agreement and Plan of Merger of Island Pacific, Inc. and SVI Holdings, Inc. dated February 20, 2001, incorporated by reference to exhibit 2.8 to the Company's 10-K for the fiscal year ended March 31, 2001.

  2.7 Purchase and Exchange Agreement dated as of January 1, 2002 between the Company and Softline Limited, incorporated by reference to exhibit 2.1 to the Company's 8-K filed May 16, 2002. Exhibits and schedules have been omitted pursuant to
                    Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.8 Deed of Appointment dated February 20, 2002 between the bank and the receivers of SVI Retail (Pty) Limited, incorporated by reference to exhibit 2.2 to the Company's 10-K filed July 16, 2002. Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.9 Business Sale Agreement dated May 3, 2002 among the receivers and managers of the assets of SVI Retail (Pty) Limited and QQQ Systems PTY Limited, incorporated by reference to exhibit 2.3 to the Company's 10-K filed July16, 2002. Exhibits and schedules have been omitted pursuant to
                    Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.10 Securities Purchase Agreement dated March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P., incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed April 15, 2003.

  2.11 Securities Purchase Agreement dated April 1, 2003 by and among the Company and MBSJ Investors, LLC, incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on April 15, 2003.

  2.12 Agreement dated May 6, 2003 by and among the Company, Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc., incorporated by reference to exhibit 2.12 to Company's Form S-1 filed May 12, 2003.

  2.13 Securities Purchase Agreement dated June 27, 2003 by and among the Company and the purchasers named therein, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on July 2, 2003.

  3.1 Amended and Restated Certificate of Incorporation, incorporated by reference to exhibit 3.1 to the Company's 8-K filed on July 15, 2003.

  3.2               Certificate of Designation, incorporated by reference to
                    exhibit 4.1 of the Company's 8-K filed May 16, 2002.

  3.3 Restated Bylaws, incorporated by reference to exhibit 3.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  4.1 Registration Rights Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust, and Islandia, L.P., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed April 15, 2003.

  4.2 Registration Rights Agreement dated as of April 1, 2003 between the Company and MBSJ Investors LLC., incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed April 15, 2003.

  4.3 Registration Rights Agreement dated June 27, 2003 by and among the Company and the parties named therein, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on July 2, 2003.

  5.1 Opinion of Solomon Ward Seidenwurm & Smith, LLP (included herewith).

  10.1 Incentive Stock Option Plan, as amended April 1, 1998, incorporated by reference to exhibit 10.1 to the Company's 10-QSB for the quarter ended September 30, 1998.

  10.2 1998 Incentive Stock Plan, as amended, incorporated by reference to exhibit 10.4 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.3 Employment Agreement of Barry M. Schechter dated effective October 1, 2000, incorporated by reference to exhibit 10.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.4 Term Loan Agreement dated June 3, 1999 between the Company and Union Bank of California, N.A., incorporated by reference to exhibit 10.1 to the Company's 8-K filed on June 18, 1999.

  10.5 Amendment No. 1 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.24 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.6 Revolving Note between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.25 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.7 Amendment No. 2 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated July 13, 2000, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.8 Term Loan Note of the Company in favor of Union Bank of California, N.A. dated July 13, 2000, incorporated by reference to exhibit 10.27 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.9 Common Stock Purchase Agreement dated December 22, 2000 between the Company, Koyah Leverage Partners, L.P., Koyah Partners, L.P., Nigel Davey, and Brian Cathcart, incorporated by reference as exhibit 10.2 to the Company's 8-K filed on January 8, 2001.

  10.10 Amendment No. 3 to Term Loan Agreement, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed February 14, 2001.

  10.11 Letter Agreement between the Company and Union Bank of California, N.A. dated April 24, 2001, incorporated by reference to exhibit 10.18 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.12 Letter Agreement between the Company and Union Bank of California, N.A. dated June 22, 2001, incorporated by reference to exhibit 10.19 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.13 Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of June 29, 2001, incorporated by reference to exhibit 10.20 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.14 First Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of March 18, 2002, and First Amendment to Amended and Restated Pledge Agreement between the Company, Sabica Ventures, Inc., SVI Retail, Inc., SVI Training Products, Inc., and Union Bank of California, N.A. dated as of March 18, 2002, each incorporated by reference to exhibit 10.4 to the Company's 10-K filed on July 16, 2002.

  10.15 Second Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of May 21, 2001, incorporated by reference to exhibit
                    10.5 to the Company's 10-K filed on July 16, 2002.

  10.16 Third Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of July 15, 2002, incorporated by reference to exhibit
                    10.6 to the Company's 10-K filed on July 16, 2002.

  10.17 Fourth Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of November 15, 2002, incorporated by reference to exhibit 10.3 to the Company's 10-Q filed on February 14, 2003.

  10.18 Warrant in favor of UNIONBANCAL EQUITIES, Inc. dated January 2, 2003, incorporated by reference to exhibit 10.4 to the Company's 10-Q filed on February 14, 2003.

  10.19 Common Stock Purchase Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.28 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.20 Registration Rights Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.29 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.21 Letter Agreement between the Company and AMRO International, S.A.dated March 1, 2000, incorporated by reference to exhibit 10.23 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.22 Common Stock Option Agreement dated May 24, 1999 between the Company and Softline Limited, incorporated by reference to exhibit 10.30 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.23 Amended and Restated Subordinated Promissory Note of the Company in favor of Softline Limited dated June 30, 2001, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.24 Investor Rights Agreement between the Company and Softline Limited dated as of January 1, 2002, incorporated by reference to exhibit 4.2 to the Company's 8-K filed May 16, 2002.

  10.25 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P. dated July 19, 2002, incorporated by reference to exhibit 10.25 to
                     Company's Form S-1 filed May 12, 2003.

  10.26 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P., dated December 22, 2000, incorporated by reference to exhibit 10.3 to the Company's 8-K filed January 8, 2001.

  10.27 Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated July 15, 2002, incorporated by reference to exhibit 10.11 to the Company's 10-K filed on July 16, 2002.

  10.28 First Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated December 5, 2002, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed on February 14, 2003.

  10.29 Second Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 14, 2003, incorporated by reference to exhibit 10.29 to Company's Form S-1 filed May 12, 2003.

  10.30 Third Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 28, 2003, incorporated by reference to exhibit 10.30 to Company's Form S-1 filed May 12, 2003.

  10.31 Fourth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated April 3, 2003, incorporated by reference to exhibit 10.31 to Company's Form S-1 filed May 12, 2003.

  10.32 Fifth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated June 27, 2003 (included herewith).

  10.33 Convertible Promissory Note and Grant of Security Interest between SVI Holdings, Inc. and Koyah Leverage Partners L.P., dated December 14, 2000, incorporated by reference to exhibit 10.1 to the Company's 8-K filed January 8, 2001.

  10.34 Form of Warrant To Purchase Common Stock, incorporated by reference to exhibit 10.4 to the Company's 8-K filed January 8, 2001.

  10.35 Form of Convertible Promissory Note for entities related to ICM Asset Management, Inc., incorporated by reference to exhibit 10.31 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.36 Loan Note in Favor of Datafaction, as amended, incorporated by reference to exhibit 10.5 to the Company's 10-Q filed February 14, 2001.

  10.37 Promissory Note in favor of Barry Schechter, dated February 13, 2001, incorporated by reference to exhibit 10.33 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.38 Umbrella Agreement with Toys `R Us, incorporated by reference to exhibit 10.34 to the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.39 License Agreement for Software Products with Toys `R Us, incorporated by reference to exhibit 10.35 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.40 Modification Agreement with Toys `R Us, as amended, incorporated by reference to exhibit 10.36 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.41 Services Agreement with Toys "R" Us, incorporated by reference to exhibit 10.37 of the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.42 Professional Services Agreement between SVI Retail, Inc. and Toys "R" Us dated July 10, 2001, incorporated by reference to exhibit 10.2 to the Company's 10-Q for the quarter ended September 30, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.43             Purchase Agreement between the Company and Toys "R" Us, Inc.
                    dated May 29, 2002, incorporated by reference to exhibit 10. 14 to the Company's 10-K filed on July 16, 2002.

  10.44 Convertible Note in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.15 to the Company's 10-K filed on July 16, 2002.

  10.45 Warrant in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.16 to the Company's 10-K filed on July 16, 2002.

  10.46 Development Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.17 to the Company's 10-K filed on July 16, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

  10.47 Discounted Loan Payoff Agreement dated March 31, 2003 by and among Union Bank of California, N.A., the Company, SVI Retail, Inc., Sabica Ventures, Inc., and SVI Training Products, Inc., incorporated by reference to exhibit 10.3 to the Company's Form 8-K filed April 15, 2003.

  10.48 Unsecured Promissory Note dated March 31, 2003 in favor of Union Bank of California, incorporated by reference to exhibit 10.48 to Company's Form S-1 filed May 12, 2003.

  10.49 Summary of loan transactions between the Company and World Wide Business Centres, incorporated by reference to exhibit
                    10.12 to the Company's 10-K filed on July 16, 2002.

  21.1               List of Subsidiaries incorporated by reference to exhibit
                     21.1 to Company's Form S-1 filed May 12, 2003.

  23.1              Consent of Deloitte & Touche LLP, independent auditors
                    (included herewith).

  23.3 Consent of Singer Lewak Greenbaum & Goldstein LLP, independent auditors (included herewith).

  23.4 Consent of Solomon Ward Seidenwurm & Smith, LLP. Reference is made to Exhibit 5.1.

  24.5 Power of Attorney. Reference is made to the signature page hereof.

ITEM 17. UNDERTAKINGS

           We hereby undertake:

           (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase of decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement as effective; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on July 31, 2003.

                                   ISLAND PACIFIC, INC., A DELAWARE CORPORATION

                                   By: /s/ Harvey Braun
                                       ----------------------------------------
                                       Harvey Braun, Chief Executive Officer and
                                       Chairman of the Board
                                       (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURES                                  CAPACITY                    DATE


/s/ Harvey Braun                  Chief Executive Officer and          7/31/03
----------------------------      Chairman of the Board
Harvey Braun

/s/ Steven Beck                   President and Director               7/31/03
----------------------------
Steven Beck

/s/ Donald S. Radcliffe           Director                             7/31/03
----------------------------
Donald S. Radcliffe

/s/ Ivan M. Epstein               Director                             7/31/03
----------------------------
Ivan M. Epstein

/s/ Ian Bonner                    Director                             7/31/03
----------------------------
Ian Bonner

/s/ Michael Silverman             Director                             7/31/03
----------------------------
Michael Silverman

/s/ Robert P. Wilkie              Director                             7/31/03
----------------------------
Robert P. Wilkie

                                  EXHIBIT INDEX

  EXHIBIT                   DESCRIPTION
  -------                   -----------

  2.1 Agreement of Merger and Plan of Reorganization dated as of July 1, 1998 among the Company and its wholly-owned subsidiary; Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.1 to the Company's 8-K filed on September 16, 1998.

  2.2 First Amendment to the Agreement and Plan of Reorganization dated January 28, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.1 to the Company's Form 10-QSB for the quarter ended December 31, 1998.

  2.3 Second Amendment to the Agreement and Plan of Reorganization dated May 24, 1999 among the Company and its wholly-owned subsidiary, Applied Retail Solutions, Inc., and the shareholders of Applied Retail Solutions, Inc., incorporated by reference to exhibit 2.12 to the Company's 10-KSB for the fiscal year ended March 31, 1999.

  2.4 Stock Purchase Agreement dated June 1, 1999 among the Company, Island Pacific Systems Corporation, and the shareholders of Island Pacific Systems Corporation, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on June 18, 1999.

  2.5 Asset Purchase Agreement dated March 16, 2000 among the Company, MarketPlace Systems Corporation and Jay Fisher, incorporated by reference to exhibit 2.15 to the Company's 10-K for the fiscal year ended March 31, 2000.

  2.6 Agreement and Plan of Merger of Island Pacific, Inc. and SVI Holdings, Inc. dated February 20, 2001, incorporated by reference to exhibit 2.8 to the Company's 10-K for the fiscal year ended March 31, 2001.

  2.7 Purchase and Exchange Agreement dated as of January 1, 2002 between the Company and Softline Limited, incorporated by reference to exhibit 2.1 to the Company's 8-K filed May 16, 2002. Exhibits and schedules have been omitted pursuant to
                    Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.8 Deed of Appointment dated February 20, 2002 between the bank and the receivers of SVI Retail (Pty) Limited, incorporated by reference to exhibit 2.2 to the Company's 10-K filed July 16, 2002. Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.9 Business Sale Agreement dated May 3, 2002 among the receivers and managers of the assets of SVI Retail (Pty) Limited and QQQ Systems PTY Limited, incorporated by reference to exhibit 2.3 to the Company's 10-K filed July 16, 2002. Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

  2.10 Securities Purchase Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P., incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on April 15, 2003.

  2.11 Securities Purchase Agreement dated as of March 31, 2003 between the Company and MBSJ Investors LLC, incorporated by reference to exhibit 2.2 to the Company's Form 8-K filed on April 15, 2003.

  2.12 Agreement dated May 6, 2003 by and among the Company, Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P. and Crestview Capital Offshore Fund, Inc, incorporated by reference to exhibit 2.12 to Company's Form S-1 filed May 12, 2003.

  2.13 Securities Purchase Agreement dated June 27, 2003 by and among the Company and the purchasers named therein, incorporated by reference to exhibit 2.1 to the Company's Form 8-K filed on July 2, 2003.

  3.1 Amended and Restated Certificate of Incorporation, incorporated by reference to exhibit 3.1 to the Company's 10-K for the fiscal year ended March 31, 2001.

  3.2               Certificate of Designation, incorporated by reference to
                    exhibit 4.1 of the Company's 8-K filed May 16, 2002.

  3.3 Restated Bylaws, incorporated by reference to exhibit 3.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  4.1 Registration Rights Agreement dated as of March 31, 2003 by and among the Company, Midsummer Investment, Ltd., Omicron Master Trust and Islandia, L.P., incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed April 15, 2003.

  4.2 Registration Rights Agreement dated as of April 1, 2003 between the Company and MBSJ Investors LLC, incorporated by reference to exhibit 4.2 to the Company's Form 8-K filed April 15, 2003.

  4.3 Registration Rights Agreement dated June 27, 2003 by and among the Company and the parties named therein, incorporated by reference to exhibit 4.1 to the Company's Form 8-K filed on July 2, 2003.

  5.1 Opinion of Solomon Ward Seidenwurm & Smith, LLP (included herewith).

  10.1 Incentive Stock Option Plan, as amended April 1, 1998, incorporated by reference to exhibit 10.1 to the Company's 10-QSB for the quarter ended September 30, 1998.

  10.2 1998 Incentive Stock Plan, as amended, incorporated by reference to exhibit 10.4 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.3 Employment Agreement of Barry M. Schechter dated effective October 1, 2000, incorporated by reference to exhibit 10.2 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.4 Term Loan Agreement dated June 3, 1999 between the Company and Union Bank of California, N.A., incorporated by reference to exhibit 10.1 to the Company's 8-K filed on June 18, 1999.

  10.5 Amendment No. 1 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.24 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.6 Revolving Note between the Company and Union Bank of California, N.A., dated May 31, 2000, incorporated by reference to exhibit 10.25 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.7 Amendment No. 2 to Term Loan Agreement between the Company and Union Bank of California, N.A., dated July 13, 2000, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.8 Term Loan Note of the Company in favor of Union Bank of California, N.A. dated July 13, 2000, incorporated by reference to exhibit 10.27 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.9 Common Stock Purchase Agreement dated December 22, 2000 between the Company, Koyah Leverage Partners, L.P., Koyah Partners, L.P., Nigel Davey, and Brian Cathcart, incorporated by reference to exhibit 10.2 to the Company's 8-K filed on January 8, 2001.

  10.10 Amendment No. 3 to Term Loan Agreement, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed February 14, 2001.

  10.11 Letter Agreement between the Company and Union Bank of California, N.A. dated April 24, 2001, incorporated by reference to exhibit 10.18 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.12 Letter Agreement between the Company and Union Bank of California, N.A. dated June 22, 2001, incorporated by reference to exhibit 10.19 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.13 Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of June 29, 2001, incorporated by reference to exhibit 10.20 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.14 First Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of March 18, 2002, and First Amendment to Amended and Restated Pledge Agreement between the Company, Sabica Ventures, Inc., SVI Retail, Inc., SVI Training Products, Inc., and Union Bank of California, N.A. dated as of March 18, 2002, each incorporated by reference to exhibit 10.4 to the Company's 10-K filed on July 16, 2002.

  10.15 Second Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of May 21, 2001, incorporated by reference to exhibit
                    10.5 to the Company's 10-K filed on July 16, 2002.

  10.16 Third Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of July 15, 2002, incorporated by reference to exhibit
                    10.6 to the Company's 10-K filed on July 16, 2002.

  10.17 Fourth Amendment to Amended and Restated Term Loan Agreement between the Company and Union Bank of California, N.A. dated as of November 15, 2002, incorporated by reference to exhibit 10.3 to the Company's 10-Q filed on February 14, 2003.

  10.18 Warrant in favor of UNIONBANCAL EQUITIES, Inc. dated January 2, 2003, incorporated by reference to exhibit 10.4 to the Company's 10-Q filed on February 14, 2003.

  10.19 Common Stock Purchase Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.28 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.20 Registration Rights Agreement between the Company and AMRO International, S.A. dated March 13, 2000, incorporated by reference to exhibit 10.29 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.21 Letter Agreement between the Company and AMRO International, S.A. dated March 1, 2000, incorporated by reference to exhibit 10.23 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.22 Common Stock Option Agreement dated May 24, 1999 between the Company and Softline Limited, incorporated by reference to exhibit 10.30 to the Company's 10-K for the fiscal year ended March 31, 2000.

  10.23 Amended and Restated Subordinated Promissory Note of the Company in favor of Softline Limited dated June 30, 2001, incorporated by reference to exhibit 10.26 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.24 Investor Rights Agreement between the Company and Softline Limited dated as of January 1, 2002, incorporated by reference to exhibit 4.2 to the Company's 8-K filed May 16, 2002.

  10.25 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P. dated July 19, 2002, incorporated by reference to exhibit 10.25 to Company's Form S-1 filed May 12, 2003.

  10.26 Investors' Rights Agreement among SVI Holdings, Inc., Koyah Leverage Partners, L.P. and Koyah Partners, L.P., dated December 22, 2000, incorporated by reference to exhibit 10.3 to the Company's 8-K filed January 8, 2001.

  10.27 Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated July 15, 2002, incorporated by reference to exhibit 10.11 to the Company's 10-K filed on July 16, 2002.

  10.28 First Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., Raven Partners, L.P., Nigel Davey, and Brian Cathcart dated December 5, 2002, incorporated by reference to exhibit 10.6 to the Company's 10-Q filed on February 14, 2003.

  10.29 Second Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 14, 2003 incorporated by reference to exhibit 10.29 to Company's Form S-1 filed May 12, 2003.

  10.30 Third Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated March 28, 2003 incorporated by reference to exhibit 10.30 to Company's Form S-1 filed May 12, 2003.

  10.31 Fourth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated April 3, 2003, incorporated by reference to exhibit 10.31 to Company's Form S-1 filed May 12, 2003.

  10.32 Fifth Amendment to Amendment Agreement between the Company, Koyah Leverage Partners, Koyah Partners, L.P., and Raven Partners, L.P. dated June 27, 2003, incorporated by reference to exhibit 10.32 to Company's Form S-1 filed May 12, 2003.

  10.33 Convertible Promissory Note and Grant of Security Interest between SVI Holdings, Inc. and Koyah Leverage Partners L.P., dated December 14, 2000, incorporated by reference to exhibit 10.1 to the Company's 8-K filed January 8, 2001.

  10.34 Form of Warrant To Purchase Common Stock, incorporated by reference to exhibit 10.4 to the Company's 8-K filed January 8, 2001.

  10.35 Form of Convertible Promissory Note for entities affiliated with ICM Asset Management, Inc., incorporated by reference to exhibit 10.31 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.36 Loan Note in Favor of Datafaction, as amended, incorporated by reference to exhibit 10.5 to the Company's 10-Q filed February 14, 2001.

  10.37 Promissory Note in favor of Barry Schechter, dated February 13, 2001, incorporated by reference to exhibit 10.33 to the Company's 10-K for the fiscal year ended March 31, 2001.

  10.38 Umbrella Agreement with Toys 'R Us, incorporated by reference to exhibit 10.34 to the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.39 License Agreement for Software Products with Toys 'R Us, incorporated by reference to exhibit 10.35 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.40 Modification Agreement with Toys 'R Us, as amended, incorporated by reference to exhibit 10.36 of the Company's 10-K for the fiscal year ended March 31, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.41 Services Agreement with Toys 'R Us, incorporated by reference to exhibit 10.37 of the Company's 10-K for the fiscal year ended March 31, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.42 Professional Services Agreement between SVI Retail, Inc. and Toys "R" Us dated July 10, 2001, incorporated by reference to exhibit 10.2 to the Company's 10-Q for the quarter ended September 30, 2001. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

  10.43             Purchase Agreement between the Company and Toys "R" Us, Inc.
                    dated May 29, 2002, incorporated by reference to exhibit
                    10.14 to the Company's 10-K filed on July 16, 2002.

  10.44 Convertible Note in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.15 to the Company's 10-K filed on July 16, 2002.

  10.45 Warrant in favor of Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.16 to the Company's 10-K filed on July 16, 2002.

  10.46 Development Agreement between the Company and Toys "R" Us, Inc. dated May 29, 2002, incorporated by reference to exhibit 10.17 to the Company's 10-K filed on July 16, 2002. Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

  10.47 Discounted Loan Payoff Agreement dated March 31, 2003 by and among Union Bank of California, N.A., the Company, SVI Retail, Inc., Sabica Ventures, Inc. and SVI Training Products, Inc., incorporated by reference to exhibit 10.47 to Company's Form S-1 filed May 12, 2003.

  10.48 Unsecured Promissory Note dated March 31, 2003 in favor of Union Bank of California, incorporated by reference to exhibit 10.48 to Company's Form S-1 filed May 12, 2003.

  10.49 Summary of loan transactions between the Company and World Wide Business Centres, incorporated by reference to exhibit
                    10.12 to the Company's 10-K filed on July 16, 2002.

  21.1              List of Subsidiaries incorporated by reference to exhibit
                    21.1 to Company's Form S-1 filed on May 12, 2003.

  24.1 Power of Attorney. Reference is made to the signature page hereof.


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